CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A and to the use of our report dated March 1, 2021 on the financial statements and financial highlights of Guinness Atkinson Asia Focus Fund, Guinness Atkinson China & Hong Kong Fund, Guinness Atkinson Global Innovators Fund, Guinness Atkinson Global Energy Fund, Guinness Atkinson Alternative Energy Fund and Guinness Atkinson Renminbi Yuan & Bond Fund, each a series of Guinness Atkinson Funds. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 29, 2021